The following is a summary of the terms of the notes offered by the preliminary pricing supplement hyperlinked below.
Summary of Terms
Issuer:
JPMorgan Chase Financial Company LLC
Guarantor:
JPMorgan Chase & Co.
Minimum Denomination:
Denomination:$1,000
Indices:
S&P 500 ® Index and Russell 2000 ® Index
Buffer Amount:
10.00%
Pricing Date:
January 29, 2021
Review Date:
February 7, 2022
Observation Date:
July 29, 2022
Maturity Date:
August 3, 2022
CUSIP:
48132RBE9
Preliminary Pricing
Supplement:
http://sp.jpmorgan.com/document/cusip/48132RBE9/doctype/Product_Termsheet/document.pdf
For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes
, p lease see the hyperlink above.
You may lose some or all of your principal at maturity. Any payment on the notes is subject to the credit risk of JPMorgan Ch ase Financial
Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
Automatic Call
If the closing level of
each Index on the Review Date is greater than or equal to its Call Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Call Premium Amount, payable on the Call
Settlement Date. No further payments will be made on the notes
If the notes are automatically called, you will not benefit from the feature that provides you with a return at maturity equa
l t o the Lesser
Performing Index Return if the Final Value of each Index is greater than its Initial Value. Because this feature does not apply to the payment upon an automatic call, the payment upon an automatic call may be significantly less than the payment at maturity for th e same level of appreciation in the Lesser Performing Index
Payment At Maturity
If the notes have not been automatically called and the Final Value of each Index is greater than its Initial Value, your pay men t at maturity
per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000
×Lesser Performing Index Return)
If the notes have not been automatically called and (i) the Final Value of one Index is greater than its Initial Value and th
e F inal Value of
the other Index is equal to its Initial Value or is less than its Initial Value by up to the Buffer Amount or (ii) the Final Val ue of each Index is equal to its Initial Value or is less than its Initial Value by up to the Buffer Amount, you will receive the principal amoun t o f your notes at maturity..
If the notes have not been automatically called and the Final Value of either Index is less than its Initial Value by more th an the Buffer
Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + [$1,000
×(Lesser Performing Index Return + Buffer
If the notes have not been automatically called and the Final Value of either Index is less than its Initial Value by more th an the Buffer
Amount, you will lose some or most of your principal amount at maturity
J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com
18m
SPX/ RTY Auto Callable Buffered Equity Notes
North America Structured Investments
Call
Value Call
Premium*
100.00%
At least
8.00%
Hypothetical Examples of Amounts
Upon Automatic Call or at Maturity**
Lesser Performing
Index Return at
Review Date/
Observation Date
Total Return at
Review Date*
Total Return at
Maturity if not
Automatically Called
65.00%
8.00%
65.00%
50.00%
8.00%
50.00%
40.00%
8.00%
40.00%
20.00%
8.00%
20.00%
10.00%
8.00%
10.00%
5.00
8.00%
5.00
0.00%
8.00%
0.00%
-
5.00% N/A
0.00%
-
10.00% N/A
0.00%
-
20.00% N/A
-
10.00%
-
30.00 N/A
-
20.00%
-
40.00 N/A
-
30.00%
-
60.00% N/A
-
50.00%
-
80.00% N/A
-
70.00%
-
100.00% N/A
-
90.00%
N/A
indicates that the notes would not be called and no payment
would be made.
* Reflects
a call premium of 8.00% per annum. The call premium will
be determined on the Pricing Date and will not be less than 8.00%
per annum.
**The hypothetical returns on the notes shown above apply only if you hold the notes for their entire term or until automatically called.
These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns would likely be lower.

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com
Selected Risks
•
Your investment in the notes may result in a loss. The notes do not guarantee any return of principal.
•
Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial
Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of
JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co
•
If the notes are automatically called, the appreciation potential of the notes is limited to the
Call Premium Amount paid on the notes
•
You are exposed to the risk of decline in the level of each Index.
•
Your payment at maturity will be determined by the Lesser Performing Index
•
The automatic call feature may force a potential early exit
•
No interest payments, dividend payments or voting rights.
•
JPMorgan Chase & Co. is currently one of the companies that make up the S&P 500 ®
Index.
•
The notes are subject to the risks associated with small capitalization stocks.
•
As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets.
Selected Risks (continued)
•
The estimated value of the notes will be lower than the original issue price (price to public) of the notes.
•
The estimated value of the notes is determined by reference to an internal funding rate.
•
The estimated value of the notes does not represent future values and may differ from others’ estimates.
•
The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period.
•
Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS ) intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal.
•
Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes decline.
•
The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes .
Additional Information
SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a pr osp ectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPM organ Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get the se documents without cost by visiting EDGAR on the SEC web site at
www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the pr ospectus and each prospectus supplement, as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll free 1 866 535 9248.
IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion o
f U .S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Cha se & Co. of any of the matters addressed herein or for the purpose of avoiding U.S.
tax related penalties.
Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to these matters.
This material is not a product of J.P. Morgan Research
Departments.
Free Writing Prospectus Filed Pursuant to Rule 433,
Registration Statement Nos. 333 236659 and 333 236659 01
North America Structured Investments
18m
SPX/ RTY Auto Callable Buffered Equity Notes
The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable product supplement and underlying supplement and
“Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information.